EXHIBIT 99.1

          FOR IMMEDIATE RELEASE                 Contact:  James Illson
                                Senior Vice President, Finance and CFO
                                                        (310) 615-1295

                                                         Karen Tallman
                                       Vice President, General Counsel
                                                        (310) 615-1235

                                   Financial Media/Investor Relations:
                              Charles B. Freedman, Assistant Treasurer
                                                        (310) 615-1376
                                                           Rivian Bell
                                                        (310) 615-6812
                                                        (310) 615-6868
                                        (800) 686-1910 (24-hour pager)

             MERISEL UNABLE TO REACH AGREEMENT WITH NOTEHOLDERS
                   TO IMPROVE DEBT RESTRUCTURING AGREEMENT

           MERISEL RESCHEDULES ITS SPECIAL MEETING OF STOCKHOLDERS
                            TO SEPTEMBER 18, 1997

          El Segundo, Calif. (Aug. 25, 1997) -- Merisel, Inc. (NASDAQ:MSEL) reported today that it has thus far been unable to reach an agreement with the committee representing the holders of its $125 million principal amount of 12.5% Senior Notes with regard to improving the debt restructuring proposal now under consideration by stockholders. While the company is still having discussions with the Ad Hoc Noteholders' Committee, it has determined it is required to reschedule its special meeting of stockholders from Aug. 29, 1997 to Sept. 18, 1997. The company has taken this action consistent with its obligations under the federal securities laws, in order to fully inform stockholders of the alternatives presently available in light of the numerous material developments since the mailing of its proxy materials on Aug. 1, 1997.

          For the same reasons, the company is extending the expiration date of the exchange offer for the 12.5% Senior Notes, as well as the expiration date for the solicitation of acceptances of the prepackaged plan of reorganization for its stockholders and the 12.5% Senior Notes from Aug. 29 to 5:00 p.m. New York City time on Sept. 18, 1997. The record date of July 22, 1997 for all matters will remain the same.

          "It is unfortunate that we have not yet been able to successfully negotiate an improvement of the financial restructuring with the noteholders," said Dwight A. Steffensen, Merisel chairman and chief executive officer. "But in light of the failure to reach an agreement and other material developments, we believe that the company must allow stockholders sufficient time to reevaluate their options after full disclosure apprising them of these developments and their impact on stockholder interests."

          A supplement detailing these changes, as well as a summary of recent developments and the company's evaluation of such developments, will be mailed to stockholders shortly.

          The company also confirmed that failure to conclude a stockholder vote regarding the proposed financial restructuring by Aug. 31, 1997, would constitute an agreement termination event pursuant to the agreement between the company and the noteholders. An agreement termination event would require the company to resume payment of interest on the 12.5% Senior Notes, and to make amortization payments totalling $40 million on certain indebtedness of its operating subsidiaries.

          The company has requested a waiver of this agreement termination event, but no assurance can be given that any waiver will be granted. Therefore, the company has deposited the unpaid interest of approximately $8 million with the trustee for the 12.5% Senior Notes and has instructed the trustee to pay this money to the noteholders if an agreement termination event occurs. In addition, the company will make the $40 million of amortization payments on the date any such interest payment is made. Upon such payments, the company believes it will be in full compliance with all of its outstanding debt obligations and will continue to explore its refinancing options.

          Merisel, Inc. (NASDAQ:MSEL) is a leader in the distribution of computer hardware and software products and reported 1996 sales of $3.44 billion from its North American operations. Merisel distributes a full line of 25,000 products and services from the industry's leading manufacturers to more than 45,000 resellers throughout North America. In addition, the company provides a full range of customized, value-added services. Merisel also offers dedicated support to high-end resellers through the Merisel Open Computing Alliance (MOCA(TM)). This specialty division, dedicated to Sun Microsystems and third-party products, is currently the fastest growing business in the Sun channel. @Merisel, the company's corporate home page, is located at http://www.merisel.com. Additional information can be obtained by fax at (310) 615-6811.

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